UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 25, 2010

______________________

MICREL, INCORPORATED
(Exact name of Registrant as Specified in its Charter)

California	001-34020	94-2526744
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2180 Fortune Drive, San Jose, California, 95131
(Address of Principal Executive Offices)

(408) 944-0800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2010, the board of directors (the “Board”) of Micrel, Incorporated (the “Company”) adopted resolutions to expand the size of the Board from five members to six members and elected John E. Bourgoin to serve on the Board effective immediately until the Company’s 2011 annual meeting of shareholders or until his successor is duly elected and qualified.  The Company’s Nominating and Corporate Governance Committee (the “Committee”) continually searches for, and identifies, qualified candidates to serve on the Board and its committees.  As a result, the Committee recommended to the Board that Mr. Bourgoin be elected.  As one of the Company’s independent directors, Mr. Bourgoin has been appointed, concurrent with his election to the Board, to serve on the Compensation Committee and as chairman of the Nominating and Corporate Governance Committee.

Mr. Bourgoin served as the Chief Executive Officer of MIPS Technologies, Inc., or MIPS, from February 1998 until his retirement on December 31, 2009 and as President since September 1996.  MIPS is not a parent, subsidiary or affiliate of the Company.

There is no prior arrangement or understanding pursuant to which Mr. Bourgoin was selected as a director, and there are no related party transactions between the Company and Mr. Bourgoin that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Bourgoin has been granted options to purchase common stock of the Company, and will receive certain other compensation, which is the same as provided under the Company’s current director compensation program for non-employee directors.  The company’s current director compensation is described in the Company’s definitive proxy statement dated April 16, 2010 for the annual meeting of shareholders held May 25, 2010. However, on May 25, 2010, the Board approved an increase in the annual retainer payable to non-employee directors from $15,000 to $25,000 commencing June 1, 2010.  The Company also intends to enter into an indemnification agreement with Mr. Bourgoin in substantially the same form as executed with the other members of its Board.

On May 27, 2010, the Company issued a press release announcing the election of Mr. Bourgoin to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 5.07  Submission of Matters to a Vote of Security Holders.

At the Company’s 2010 annual meeting of shareholders held on May 25, 2010, Proposals 1 and 2 were approved and Proposal 3 was not approved. The proposals below are described in detail in the Company’s definitive proxy statement dated April 16, 2010 for the annual meeting. Abstentions and broker non-votes were counted for purposes of determining whether a quorum was present. Only “FOR” and “AGAINST” votes were counted for purposes of determining the votes received in connection with each proposal, and therefore broker non-votes and abstentions had no effect on the proposal relating to the election of directors.

In the case of Proposals 2 and 3, broker non-votes and abstentions had no effect on determining whether the affirmative vote constituted a majority of the shares present or represented by proxy and voting at the annual meeting. Approval of these other proposals also required the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore broker non-votes and abstentions could have prevented the approval of these other proposals because they did not count as affirmative votes.

The results are as follows:

Proposal No. 1: Election of Directors. The following individuals were elected at the annual meeting to serve on the Board until the 2011 annual meeting or until their successors are duly elected and qualified:

Name	For	Authority Withheld	Broker Non-Votes
Raymond D. Zinn	54,496,738	1,411,122	2,662,371
Michael J. Callahan	55,497,013	410,847	2,662,371
Daniel Heneghan	55,498,056	409,804	2,662,371
Neil J. Miotto	55,497,653	410,207	2,662,371
Frank W. Schneider	55,497,213	410,647	2,662,371

Proposal No. 2: The proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010, as described in the proxy materials, was approved.

For	Against	Abstain	Broker Non-Votes
57,846,630	715,839	7,762	0

Proposal No. 3: The proposal to ratify the extension of the Company’s Rights Plan, as described in the proxy materials, was not approved.

For	Against	Abstain	Broker Non-Votes
19,091,699	36,788,288	27,873	2,662,371

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following item is furnished as an exhibit to this report:

Exhibit No.	Description

99.1	Press release, dated May 27, 2010 issued by Micrel, Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  May 28, 2010                                                                    MICREL, INCORPORATED

By:           /s/ Clyde R. Wallin
Name:     Clyde R. Wallin
Title:       Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated May 27, 2010 issued by Micrel, Incorporated.